UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 21, 2017

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2017 (the “Closing Date”), Bellicum Pharmaceuticals, Inc. (the “Company”) entered into a loan and security agreement (the “Agreement”) with Oxford Finance LLC, as the collateral agent and a lender (the “Lender”), pursuant to which the Company borrowed $35.0 million in a single term loan (the “Term Loan”) on the Closing Date. On the Closing Date, the Company used proceeds from the Term Loan equal to approximately $32.9 million to repay its indebtedness to Hercules Capital, Inc. and its affiliates.

The Company’s obligations under the Agreement are secured by a first priority security interest in substantially all of the Company’s current and future assets, other than its intellectual property. The Company has also agreed not to encumber its intellectual property assets, except as permitted by the Agreement. The Term Loan matures on December 1, 2022 (the “Maturity Date”) and will be interest-only through January 31, 2020, followed by 35 equal monthly payments of principal and unpaid accrued interest. The Term Loan bears interest at a floating per annum rate equal to (i) 7.25% plus (ii) the greater of (a) the 30 day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (b) 1.25%.

The Company will be required to make a final payment of 8.70% of the principal amount of the Term Loan borrowed, payable on the earlier of (i) the Maturity Date, (ii) the acceleration of the Term Loan, or (iii) the prepayment of the Term Loan. The Company may prepay all, but not less than all, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to (i) 3.00% of the outstanding principal balance if prepaid on or before the first anniversary of the Closing Date, (ii) 2.00% of the outstanding principal balance, if prepaid after the first anniversary and before the second anniversary of the Closing Date, and (iii) 1.00% of the outstanding principal balance prepaid thereafter and prior to the Maturity Date (each, a “Prepayment Fee”).

While any amounts are outstanding under the Agreement, the Company is subject to a number of affirmative and restrictive covenants, including covenants regarding delivery of financial statements, payment of taxes, maintenance of insurance, dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. Upon the occurrence of certain events, including but not limited to the Company’s failure to satisfy its payment obligations under the Agreement, the breach of certain of its other covenants under the Agreement, or the occurrence of a material adverse change, the collateral agent will have the right, among other remedies, to declare all principal and interest immediately due and payable, and the Lender will have the right to receive the final payment fee and, if the payment of principal and interest is due prior to the Maturity Date, the applicable Prepayment Fee.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

The Company hereby updates its previous public disclosure regarding funding requirements and financial outlook as follows:

Based on the Company’s research and development plans and its expectations related to the timing and progress of its programs, the Company expects that its cash and cash equivalents as of the Closing Date, will enable it to fund its operating expenses and capital expenditure requirements through the first quarter of 2019.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to expectations regarding the ability to fund operations through the first quarter of 2019 with cash (and cash equivalents) on hand on the Closing Date. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q, filed with the SEC May 8, 2017, Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2017, and in the Company’s other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: December 21, 2017	By:	/s/ Alan Musso
Alan Musso
Chief Financial Officer